Exhibit 5

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

May 8, 2008

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about May 8, 2008 (the “Registration Statement”).  The Registration Statement relates to the offering of up to 6,000,000 shares of the Company’s common stock, $1.00 par value (the “Shares”) for issuance from time to time in connection with acquisitions of businesses by the Corporation or its subsidiaries (each an “Acquisition”).

We have examined:  (a) the Registration Statement, (b) the Company’s Restated Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares are duly authorized and will be validly issued, fully paid and non-assessable when:  (i) the Board of Directors shall have taken all necessary corporate action to approve the issuance of Shares in connection with an Acquisition, and (ii) the Shares are issued and payment is made therefor in accordance with the applicable Acquisition agreements.

The foregoing opinion is limited to the laws of the State of Wisconsin.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS